Exhibit 10.23

FERRELL COMPANIES, INC.
2015 DEFERRED APPRECIATION RIGHTS PLAN

1.	PURPOSE. The purposes of the Ferrell Companies, Inc. 2015 Deferred Appreciation Rights Plan (the “Plan”) are as follows:

(a)
to allow upper middle and senior level managers of Ferrellgas, Inc. (“FGI”) to participate in the equity growth of Ferrell Companies, Inc. (“FCI”) and, indirectly (through its “subsidiary” holding), in the equity growth of Ferrellgas Partners, L.P. (the “Partnership”) and its subsidiaries (with FCI, FGI, the Partnership and its subsidiaries being collectively referred to herein as “Companies”);

(b)	to generate an increased incentive to contribute to the Partnership’s future success and prosperity and to focus on the value growth of FCI; and

(c)
to focus on profitable Partnership growth and acquisition activities that will enable increases in the value of all Partnership Units and to increase the equity value of FCI, through an increasing Partnership value, a maximization of Partnership distributions, a reduction of FCI debt, and an optimization of share value growth for the FCI shares held by FCI’s employee stock ownership plan (its “ESOP”).

Unless defined in the sentence or paragraph in which they are used, definitions used herein are set forth in Section 5.9 below.
2.    ADMINISTRATION.

2.1
Administration by Committee. The Plan shall be administered by a committee comprised of at least three members of the FCI’s or FGI’s Management Committee, and generally including the CEO and CFO of FGI, as well as the senior personnel manager of FGI (the “Committee”).

2.2
Authority. Subject to the provisions and limitations of the Plan, the Committee shall have the authority to (a) conclusively interpret the provisions of the Plan, and prescribe, amend, and rescind rules and procedures relating to the Plan, (b) grant Deferred Appreciation Rights awards under the Plan, in such forms and amounts and subject to such terms and conditions as it deems appropriate, (c) modify the terms of, cancel and reissue, or repurchase outstanding Deferred Appreciation Rights awards, (d) suspend the operation of the Plan (or any portion thereof) pursuant to the provisions of Section 5.7 hereinbelow, and (e) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on Companies and all other persons. The Committee shall comply with all applicable law in administering the Plan.

3.
Participation. Subject to the terms and conditions of the Plan, the Committee shall designate from time to time employees of Companies (including, without limitation, employees who are officers of any Companies entity, but not including employees of Partnership, if any) who shall receive awards under the Plan (“Participants”).

4.	DEFERRED APPRECIATION RIGHTS.

4.1
Grant of DARs. Subject to the terms and conditions of the Plan, the Committee shall designate the employees to whom deferred appreciation rights (“DARs”) are to be awarded under the Plan and shall determine the number and terms of the DARs to be awarded to each of them.

4.2	Exercise of DARs. DARs may be exercised upon such terms and conditions as the Committee, in its sole discretion, determines.

4.3	Term of DARs. The term of a DAR granted under the Plan shall be determined by the Committee in its sole discretion; provided, however, that such term shall not exceed ten years.

4.4	Payment of DAR Amount. Upon exercise of a DAR, a Participant shall be entitled to receive payment from Companies in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the “grant price” of the DAR; by

(b)	The number of shares with respect to which the DAR is exercised.
The payment to be made upon a DAR exercise shall be in cash.

5.	GENERAL

5.1	Effective Date. The Plan was adopted by the Board of Directors effective as of 7/31/2015.

5.2
Duration. The Plan shall remain in effect until all awards granted under the Plan have been satisfied by the payment of cash, or have been terminated in accordance with the terms of the Plan or the award agreement.

5.3
Non-transferability of Awards. No award granted under the Plan may be transferred, pledged, or assigned by the employee except by will or the laws of descent and distribution in the event of death, and FCI shall not be required to recognize any attempted assignment of such rights by any Participant. During a Participant’s lifetime, awards may be exercised only by the Participant or by the Participant’s guardian or legal representative. Notwithstanding the foregoing, at the discretion of the Committee, a grant of an award may (but need not) permit the transfer of the award by the Participant solely to members of the Participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

5.4	Compliance with Applicable Law and Withholding.

(a)	The award of any benefit under the Plan shall be made subject to such provisions as the Committee determines appropriate to comply with all applicable laws.

(b)	The Companies’ entities shall have the right to deduct from the cash proceeds payable upon exercise of a DAR any taxes required by law to be withheld.

5.5
No Continued Employment. Participation in the Plan will not affect any right any entity of Companies has to terminate the employment of a Participant or give any Participant the right to be retained in the employ of the Companies or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of any award under the Plan.

5.6	Treatment as a Stockholder. No award granted to a Participant under the Plan shall create any rights in such Participant as a stockholder of FCI.

5.7
Amendment or Discontinuation of the Plan. The Board of Directors may amend, suspend, or discontinue the Plan at any time; provided, however, that (a) the Committee may amend or suspend the Plan to avoid the occurrence of any of the events/circumstances described in Section 5.8 below; and (b) other than such an amendment or suspension by the Committee, no amendment, suspension or discontinuance shall adversely affect any outstanding award.

5.8
Limitations on Applicability. No Plan provision shall be applicable if its application would (a) cause a default under the terms of an extension of credit made to any Companies’ entity, (b) have an effect on the ability of the Partnership to make any “Restricted Payment,” or (c) cause a material change in FCI’s Federal, state or local corporate or tax status. In addition to the powers reserved to the Committee in Section 2.2 above, the Committee shall have complete discretion to administer the Plan in such a way as will prevent the occurrence of any such default, inability to make a Restricted Payment or change in corporate tax status.

5.9	Definitions.

(a)
Fair Market Value. Except as otherwise determined by the Committee, the “Fair Market Value” of a share of Common Stock as of any date shall equal the value of such a share most recently determined for the ESOP by its independent financial advisor to the ESOP (assuming no material change in such value since the date as of which such determination was made); provided, however, that the “Fair Market Value” of a share of Common Stock as of any July 31st or January 31st shall equal the value of such a share, as of such date, as determined by such independent financial advisor.

(b)
Restricted Payment. The term “Restricted Payment” of the Partnership or its subsidiaries means, as applicable, a “Restricted Payment” as defined in the debt documents of either the Partnership or its subsidiaries.